Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated November 19, 2014

Relating to Preliminary Prospectus dated November 10, 2014

Registration No. 333-198559

Neff Corporation

This free writing prospectus is being filed to advise you of the availability of a revised preliminary prospectus, dated November 19, 2014 (the “Revised Preliminary Prospectus”), included in Amendment No. 6 to the Registration Statement on Form S-1 (File No. 333-198559) of Neff Corporation (the “Company”), as filed with the Securities and Exchange Commission (the “SEC”) on November 19, 2014 (as so amended, the “Registration Statement”), relating to the Company’s proposed offer and sale of shares of its Class A common stock, par value $0.01 per share, and to provide you with a hyperlink to the current version of the Registration Statement.  The Revised Preliminary Prospectus includes revisions to the preliminary prospectus, dated November 10, 2014 (the “Original Preliminary Prospectus”), in response to comments received from the Staff of the SEC.  For your convenience these revisions are attached as Exhibit A hereto, marked to show changes against the Original Preliminary Prospectus.

This free writing prospectus relates only to the securities described in the Registration Statement and should be read together with the Original Preliminary Prospectus, including the section entitled “Risk Factors” beginning on page 21 of the Original Preliminary Prospectus.

To review the Revised Preliminary Prospectus included in the Registration Statement, click the following link on the SEC web site at www.sec.gov as follows (or if such address has changed, by reviewing the Company’s filings for the relevant date on the SEC web site):

http://www.sec.gov/Archives/edgar/data/1617667/000104746914009379/a2222294zs-1a.htm

The Company has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in this offering will arrange to send you a prospectus if you request it by calling toll-free 1-866-718-1649 or emailing prospectus@morganstanley.com.

Exhibit A